CERTIFICATE OF SECRETARY


I, the undersigned, do hereby certify:

1. That I am duly elected and acting Secretary of SGI International, a Utah Corporation.

2. The Resolution set forth below is true and correct copy of a Resolution passed by the SGI Board of Directors on June 2, 1997, establishing the Series 97-C Convertible Preferred Stock. The June 2, 1997, Resolution of the Board of Directors of SGI authorizes the filing of this Certificate of Secretary.

IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed the seal of the corporation on June 9, 1997.


  /s/  John R. Taylor
------------------------------------------------
John R. Taylor, Secretary

RESOLVED, that pursuant to authority expressly granted to the Board of Directors by the provisions of the Articles of Incorporation of this Corporation, the Board of Directors hereby creates a series of the Series 97-C Preferred Stock of the Corporation to consist of one share, and hereby fixes the designations, powers, conversion privileges, preferences and other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series as follows:

(a) The designation of the series of Preferred Stock created by this resolution shall be "Series 97-C Preferred Stock."

(b) The holders of Series 97-C Preferred Stock shall have no voting rights.

(c) The shareholders of Series 97-C Preferred Stock do not have the right to cause its redemption. On or after June 1, 1998 each Series 97-C Preferred Share is convertible without further payment into Thirteen Thousand Five Hundred (13,500) shares of Common Stock.

(d) In the event of the voluntary liquidation, dissolution or other termination of the Corporation, the holders of shares of the Series 97-C Preferred Stock shall be entitled only to a cash payment with respect thereto of ten thousand dollars ($10,000.00) per share. Such payment shall be made before any payment or distribution is made to the holders of the Common Stock or any other series of Preferred Stock other than previously issued Series of Preferred Stock of the Corporation.

(e) The Series 97-C Preferred Stock and the Common Stock into which it is convertible will, upon issuance, be fully paid and non-assessable.

(f) In the event that the Corporation shall at any time after issuance of a share of Series 97-C Preferred Stock hereunder: (i) declare or pay to the holders of the Common Stock a dividend payable in any kind of shares of stock of the Corporation; or (ii) split, reverse split or otherwise reclassify its Common Stock into the same or a different number of shares with or without par value or into shares of any class or classes; or (iii) consolidate or merge with or transfer its property as an entirety or substantially as an entirety to any other corporation; or (iv) make any distribution of its assets to holders of its Common Stock as a liquidation or partial liquidation dividend or by way of return of capital; then, upon subsequent conversion of a share of Series 97-C Preferred Stock, the shareholders shall receive in exchange for a share of Series 97-C Preferred Stock in addition to, in reduction of, or in substitution for, in Common Stock to which he would otherwise be entitled upon such exercise, such additional shares of Common Stock or less number shares of Common Stock as the case may be, of stock or script of the Corporation, or such unclassified shares of stock of the Corporation, or such shares of securities or property of the Corporation resulting from consolidation or merger or transfer, or such assets of the Corporation, so that the value so received by the shareholder is equivalent to the value which he would have been entitled to receive (and the total consideration exchangeable by the shareholder is equivalent to the total consideration which would otherwise be exchangeable by him) had he converted a share of Series 97-C Preferred Stock into shares of Common Stock immediately prior to the happening of any of the foregoing events.

(g) The Series 97-C Preferred Stock and the Common Stock into which it is convertible ("Conversion Common Stock"), are restricted and will not be registered under the Securities Act of 1933.

RESOLVED FURTHER, that any SGI Officer is hereby authorized and directed to expedite all steps necessary to timely implement the foregoing Resolutions.

RESOLVED FINALLY, that the President and the Secretary are hereby authorized and directed to take all steps necessary to comply with applicable blue-sky laws and the federal laws governing the issuance and sale of securities, before offering any of the authorized capital stock for sale.

IN WITNESS WHEREOF, SGI International, has caused this Certificate to be signed by its President, and attested to by its Secretary, this 9th day of June, 1997.

SGI INTERNATIONAL


By: /s/  Joseph A. Savoca
--------------------------------
Title: President



Attest:

  /s/  John R. Taylor
--------------------------------
John R. Taylor, Secretary